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T. ROWE PRICE GROUP REPORTS SECOND QUARTER 2003 RESULTS

BALTIMORE (July 25, 2003) – T. Rowe Price Group, Inc. (Nasdaq: TROW) today reported 2003 second quarter net revenues of $237 million, net income of $54 million, and diluted earnings per share of $.42. For the comparable 2002 quarter, the firm previously reported net revenues of $240 million, net income of $52 million, and diluted earnings per share of $.40. Assets under management reached $161.2 billion at June 30, 2003, up from $139.9 billion at the beginning of the second quarter this year and the highest level since December 31, 2000 when assets under management were $166.7 billion.

For the first six months of 2003, the firm’s net revenues were down $26 million to $456 million from $482 million in the same period last year. Net income was $93 million versus $105 million for the first half of 2002 and diluted earnings per share were $.73 versus $.81 in the 2002 period. Operating expenses were unchanged at $307 million for the first six months of 2003 and also 2002.

Rebounding financial market valuations in the second quarter of 2003 resulted in appreciation of assets under management of $17.3 billion. Net cash inflows were also quite strong during the quarter, totaling nearly $4.0 billion. The T. Rowe Price mutual funds had $2.0 billion of net cash inflows, the highest quarterly net inflow since the third quarter of 1997. Stock funds had net investor subscriptions of $1.5 billion and bond and money market funds added an additional $.5 billion of net inflows. Investors were largely attracted to three funds, adding an aggregate of more than $1.1 billion to the Mid-Cap Growth, Equity Income and High Yield funds.

George A. Roche, the company’s chairman and president, commented: “As the market has shown signs of recovery, we continue to be encouraged by the performance of our managed investment portfolios and the company’s positioning for both individual and institutional investors. The T. Rowe Price funds have continued to perform well relative to their peers, with 61% of our rated retail funds garnering an overall rating of four or five stars from Morningstar as of June 30, 2003. In addition, at least 77% of our funds and their share classes surpassed their Lipper averages on a total return basis for the one-, three-, five-, and ten-year periods ended June 30, 2003. The strong cash inflows for the quarter were buoyed by steady inflows from our defined contribution plan clients, additions made through our third-party distributors, successful global sales efforts, and additions to our college savings plans – which recently topped $1 billion in assets. Lastly, we are encouraged by signs that individual investors are returning to the equity markets.”

Advisory revenues are down $5.8 million versus the 2002 quarter. Lower assets under management account for a $6.6 million decrease but were partially offset by increased fees of $.8 million from our managed disposition service for venture capital distributions. Average mutual fund assets under management were $95.3 billion this quarter compared to $97.4 billion in the second quarter last year. Market appreciation increased mutual fund assets nearly $11.2 billion during the quarter and net investor inflows added another $2.0 billion to increase fund assets from $86.9 billion at the beginning of the quarter to $100.1 billion at June 30, 2003. Additionally, market appreciation of $6.1 billion and net investor inflows of nearly $2.0 billion increased other managed portfolios from $53.0 billion at the beginning of the quarter to $61.1 billion at June 30, 2003.

Administrative revenues increased $3.0 million from the second quarter 2002 to $53.4 million for this year’s period due primarily to increases in mutual fund transfer agency revenues and distribution fees from our Advisor class of mutual fund shares. These revenues are offset by corresponding increases in the related operating expenses. Discount brokerage trading activity was up during this year’s quarter and also contributed to the revenue increase.

Operating expenses increased only .9% or $1.3 million from the previous year’s quarter to $152.6 million. Increases in compensation and related costs and in other operating expenses were nearly offset by decreases in advertising and promotion and in depreciation and amortization expenses. “We expect that our advertising and promotion expense in the third quarter of 2003 will be about the same as that of the second quarter of 2003. Market conditions later this year will dictate our fourth quarter spending then,” Mr. Roche commented.

Net operating income was down $4.1 million to $84.8 million for the second quarter of 2003. However, net non-operating results from investment income net of debt expenses increased $6.7 million from a loss of $5.3 million in the second quarter 2002 to a gain of $1.4 million in the second quarter 2003. In the 2003 quarter, the firm recognized $.8 million of gains on dispositions of its mutual fund investments. The 2002 quarter included losses on our investments and from foreign currency exchange rate fluctuations.

“Our corporate earnings and cash flow remain very strong and give us substantial financial flexibility,” Mr. Roche added. During the second quarter, the firm continued to reduce its debt and on July 17, 2003 made the final repayment of $5 million on its $300 million acquisition indebtedness obtained in August 2000 when it acquired the other half of T. Rowe Price International from its former venture partner.

In closing, Mr. Roche said: “The relatively quick end to the U.S.-led war against Iraq; falling interest rates; and reductions in income, stock dividend, and capital gains taxes contributed to a resurgent stock market in the second quarter. Provided there are no severe external shocks to the system, we believe the remainder of the year should continue to be an improving environment for the financial markets and the company. Despite some economists’ deflation fears, the economy is cyclically poised for recovery and should continue on a slow growth path. We are finding that current valuations are attractive on stocks across many sectors, and while it may take a while to recover from the stock market excesses of the late 1990s, prudent long-term investors should continue to find a more welcoming environment moving forward. The rebuilding of investor confidence and the continued strong relative performance of our mutual funds, combined with the investments we are making in our business, positions us well moving forward.”

Founded in 1937, Baltimore-based T. Rowe Price is a global investment management organization that provides a broad array of mutual funds, subadvisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The organization also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research. More information is available at www.troweprice.com.

Certain statements in this press release may represent “forward-looking information,” including information relating to anticipated growth in revenues, net income, and earnings per share, anticipated changes in the amount and composition of assets under management, anticipated expense levels, and expectations regarding financial and other market conditions. For a discussion concerning risks and other factors that could affect future results, see “Forward-Looking Information” in Item 2 of the company’s Form 10-Q Quarterly Report for the period ended March 31, 2003. The Form 10-Q report for the period ended June 30, 2003 is expected to be filed by July 29, 2003 with the U.S. Securities and Exchange Commission and will include more complete information on the company’s interim financial results.

Unaudited Condensed Consolidated Statements of Income
(in thousands, except per-share amounts)

	Three months ended		Six months ended
	June 30,		June 30,

Revenues	2003	2002	2003	2002

Investment advisory fees	$183,896	$189,731	$348,285	$378,251
Administrative fees and other income	53,433	50,434	107,578	103,756
Investment income of savings bank subsidiary	951	598	1,931	1,053

Total revenues	238,280	240,763	457,794	483,060
Interest expense on savings bank deposits	818	483	1,614	772

Net revenues	237,462	240,280	456,180	482,288

Operating expenses
Compensation and related costs	94,343	90,707	186,490	185,080
Advertising and promotion	12,392	14,436	28,737	31,347
Depreciation and amortization of property and equipment	11,705	12,991	23,556	25,742
Occupancy and facility costs	14,985	15,039	31,506	30,846
Other operating expenses	19,221	18,173	36,631	34,189

	152,646	151,346	306,920	307,204

Net operating income	84,816	88,934	149,260	175,084

Other investment income (loss)	1,848	(4,640)	203	(4,788)
Other interest expense	480	702	980	1,498

Net non-operating income (loss)	1,368	(5,342)	(777)	(6,286)

Income before income taxes and minority interests	86,184	83,592	148,483	168,798
Provision for income taxes	32,408	31,738	55,933	63,920

Net income	$53,776	$51,854	$92,550	$104,878

Earnings per share
Basic	$0.44	$0.42	$0.76	$0.85

Diluted	$0.42	$0.40	$0.73	$0.81

Dividends declared per share	$0.17	$0.16	$0.34	$0.32

Weighted average shares outstanding	122,507	123,136	122,475	123,332

Weighted average shares outstanding assuming dilution	126,844	128,680	126,185	129,429

Investment Advisory Fees (in thousands)
Sponsored U.S. mutual funds
Stock			$190,384	$223,921
Bond and money market			60,333	51,066

			250,717	274,987
Other portfolios			97,568	103,264

Total investment advisory fees			$348,285	$378,251

Condensed Consolidated Cash Flows Information (in thousands)			6/30/03	6/30/02

Cash provided by operating activities, including changes in receivables and payables			$130,215	$186,493
Cash used in investing activities, including $13,544 for additions to property and equipment in 2003			(13,821)	(65,909)
Cash used in financing activities, including debt repayments of $38,531 and share repurchases of $19,962 in 2003			(83,669)	(102,749)

Net increase in cash during the period			$32,725	$17,835

Assets under management (in billions)	Q2 2002 Avg	Q2 2003 Avg	6/30/03	6/30/02

Sponsored U.S. mutual funds
Stock	$73.1	$66.9	$71.3	$68.4
Bond and money market	24.3	28.4	28.8	24.7

Total	97.4	95.3	100.1	93.1
Other portfolios	58.2	57.7	61.1	55.7

	$155.6	$153.0	$161.2	$148.8

Equity securities			$108.9	$104.9
Debt securities			52.3	43.9

			$161.2	$148.8

Condensed Consolidated Balance Sheet Information (in thousands)	6/30/03	12/31/02

Cash and cash equivalents	$144,143	$111,418
Accounts receivable	106,818	96,787
Investments in sponsored mutual funds	133,224	123,172
Debt securities held by savings bank subsidiary	99,128	92,908
Property and equipment	205,294	215,590
Goodwill	665,692	665,692
Other assets	58,091	64,866

Total assets	1,412,390	1,370,433
Total liabilities, including debt of $17,119 in 2003	221,106	236,593

Stockholders’ equity, 123,022,816 common shares outstanding in 2003, including net unrealized holding gains of $18,104 in 2003	$1,191,284	$1,133,840